Adopted

March 18, 2002

Amended

March 28,2002

Amended

April 29, 2003

BY-LAWS

OF

US UNWIRED INC.

* * *

SECTION 1

Offices

1.1 Principal Office. The principal office of the Corporation shall be located at 901 Lakeshore Drive, Lake Charles, Louisiana.

1.2 Additional Offices. The Corporation may have such offices at such other places as the Board of Directors may from time to time determine or the business of the Corporation may require.

SECTION 2

Shareholders’ Meetings

2.1 Place of Meetings. Unless otherwise required by law, the Articles of Incorporation (“Articles”) or these By-Laws, all meetings of the shareholders shall be held at the principal office of the Corporation or at such other place, within or without the State of Louisiana, as may be designated by the Board of Directors.

2.2 Annual Meetings; Notice Thereof. An annual meeting of the shareholders shall be held each year on the date and at the time as the Board of Directors shall designate, for the purpose of electing directors and for the transaction of such other business as may be properly brought before the meeting. If no annual shareholders’ meeting is held for a period of eighteen months, any shareholder may call such meeting to be held at the registered office of the Corporation as shown on the records of the Secretary of State of the State of Louisiana.

2.3 Special Meetings. Special meetings of shareholders, for any purpose or purposes, may be called by the Board of Directors, by a majority of the number of Directors constituting the full Board of Directors, or in any manner set forth in the Articles. In addition, at any time, upon the written request of any shareholder or shareholders holding in the aggregate at least (i) 80% of the total voting power of any series or class, the Secretary of the Corporation shall call a special meeting of shareholders of such series or class, or (ii) 80% of the total voting power of the Corporation, the Secretary of the Corporation shall call a special meeting of all shareholders of the Corporation. Any such special meeting shall be held at the registered office of the Corporation at such time as the Secretary may fix, not less than 15 nor more than 60 days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such requests must state the specific purpose or purposes of the proposed special meeting, and the business to be conducted thereat shall be limited to such purpose or purposes. Except as set forth in the Articles or this Section 2.3, shareholders of the Corporation shall not have the right to call or have called special meetings of the shareholders. Any special meeting of the shareholders that has been called otherwise than upon the request of shareholders may be canceled by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of shareholders.

2.4 Notice of Meetings. Except as otherwise provided by the Articles or by law, the Board of Directors, in the case of an annual meeting or a special meeting called by it, or the Secretary of the Corporation, in the case of a special meeting called by shareholders as permitted by the Articles, shall cause written notice of the time, place and purpose of the meeting to be given to all shareholders entitled to vote at such meeting, at least 10 days and not more than 60 days prior to the day fixed for the meeting. Notice of the annual meeting need not state the purpose or purposes thereof, unless action is to be taken at the meeting as to which notice is required by law or the By-Laws. Notice of a special meeting shall state the purpose or purposes thereof, and the business conducted at any special meeting shall be limited to the purpose or purposes stated in the notice.

2.5 List of Shareholders. At every meeting of shareholders, a list of shareholders entitled to vote, arranged alphabetically and certified by the Secretary or by the agent of the Corporation having charge of transfers of shares, showing the number and class of shares held by each such shareholder on the record date for the meeting and confirming the number of votes per share as to which each such shareholder is entitled, shall be produced on the request of any shareholder.

2.6 Quorum. Except as may be otherwise provided in the Articles, a majority of the total votes of any class of Common Stock or any series of Preferred Stock shall constitute a quorum with respect to any matter requiring a vote of such class or series, and a majority of the total votes of any classes and/or series entitled to vote together as if a single class shall constitute a quorum with respect to any matter requiring a vote of any such classes and/or series voting as if a single class.

2.7 Notice of Shareholder Business and Nominations.

(A) Annual Meetings of Shareholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) in the Corporation’s notice of meeting pursuant to Section 2.3 of these By-Laws, (b) by or at the direction of the Board of Directors upon recommendation of the Nominating Committee or otherwise or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law.

(2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th calendar day, nor earlier than the close of business on the 120th calendar day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the number of shares of each series or class of capital stock of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this

By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Corporation.

(B) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been described in the notice of meeting under Section 2.4 of these By-Laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the notice of meeting (a) by or at the direction of the Board of Directors, and (b) provided that the election of directors is a specific purpose of such meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to such clause (b), if the shareholder’s notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

(C) General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Articles or these By-Laws, the Chairman of the Board (or in his absence the Chief Executive Officer) shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this By-Law, public announcement shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect Preferred Directors (as defined in the Articles).

2.8 Proxies. At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing executed by such shareholder and bearing a date not more than eleven months prior to said meeting, unless said instrument provides for a longer period, but in no case will an outstanding proxy be valid for longer than three years from the date of its execution. The person appointed as a proxy need not be a shareholder of the Corporation.

2.9 Adjournments. Whether or not a quorum is present, either the chairman of the meeting or the holders of a majority of the voting power of the shares of capital stock entitled to vote thereat, present in person or in proxy, shall have power to adjourn the meeting from time to time. Adjournments of any annual or special meeting of shareholders may be taken without new notice being given unless a new record date is fixed for the adjourned meeting, but any meeting at which directors are to be elected shall be adjourned only from day to day until such directors shall have been elected.

2.10 Withdrawal. If a quorum is present or represented at a duly organized shareholders’ meeting, such meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum as fixed in Section 2.6 of these By-Laws, or the refusal of any shareholders to vote.

2.11 Lack of Quorum. If a meeting cannot be organized because a quorum has not attended, those present may adjourn the meeting to such time and place as they may determine, subject, however, to the provisions of Section 2.9 hereof. In the case of any meeting called for the election of directors, those who attend the second of such adjourned meetings, although less than a quorum as fixed in Section 2.6 hereof, shall nevertheless be deemed to constitute a quorum for the purpose of electing directors, provided that they represent at least     % of the voting power entitled to elect directors.

SECTION 3

Directors

3.1 Number. All of the corporate powers shall be vested in, and the business and affairs of the Corporation shall be managed by a Board of Directors. In addition to Preferred Directors who are elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, the Board of Directors shall consist of nine natural persons, provided that if, after proxy materials for any meeting of shareholders at which directors are to be elected are mailed to shareholders, any person or persons named therein to be nominated at the direction of the Board of Directors becomes unable or unwilling to serve, the foregoing number of authorized directors shall be automatically reduced by a number equal to the number of such persons unless the Board of Directors selects an additional nominee or nominees to replace such persons. No director need be a shareholder. The Secretary shall have the power to certify at any time as to the number of directors authorized and as to the class to which each director has been elected or assigned.

3.2 Powers. The Board may exercise all such powers of the Corporation and do all such lawful acts and things which are not by law, the Articles or these By-Laws directed or required to be done by the shareholders.

3.3 Classes. The Board of Directors shall be divided, with respect to the time during which they shall hold office, into three classes, as provided in the Articles.

3.4 General Election. At each annual meeting of shareholders, directors shall be elected to succeed those directors whose terms then expire. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.5 Vacancies. Except as otherwise provided in the Articles or these By-Laws, (a) the office of a director shall become vacant if he dies, resigns or is duly removed from office and (b) the Board of Directors may declare vacant the office of a director if he (i) is interdicted or adjudicated an incompetent, (ii) is adjudicated a bankrupt, (iii) in the sole opinion of the Board of Directors becomes incapacitated by illness or other infirmity so that he is unable to perform his duties for a period of six months or longer, or (iv) ceases at any time to have the qualifications required by law, the Articles or these By-Laws.

3.6 Filling Vacancies. Vacancies in the Board of Directors shall be filled as provided in the Articles. A director elected to fill a vacancy shall serve until the next shareholders’ meeting held for the election of directors of the class to which he shall have been appointed and until his successor is elected and qualified.

3.7 Notice of Shareholder Nominees. Except as otherwise provided in the Articles, only persons who are nominated in accordance with the procedures set forth in Section 2.7 of the By-Laws shall be eligible to serve as directors.

3.8 Compensation of Directors. Directors shall receive such compensation for their services, in their capacity as directors, as may be fixed by resolution of the Board of Directors,

provided, however, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3.9 Directors and Management following the Acquisition of IWO Holdings, Inc. The following provisions shall become effective at the Effective Time of the Merger contemplated by that certain Agreement and Plan of Merger dated as of December 19, 2001 (the “Merger Agreement”) by and among the Corporation, Northeast Unwired Inc. and IWO Holdings, Inc. Capitalized terms used in this Section 3.9 but not otherwise defined in this Section 3.9 shall have the meanings ascribed to them in the Merger Agreement.

a. The Corporation shall cause three of the nine members constituting its Board of Directors immediately prior to the Effective Time to resign from its Board of Directors, effective as of the Effective Time, and shall fill the vacancies created by such resignations with (i) one member designated by the IWO Board of Directors (the “IWO Director”), (ii) one member designated by Investcorp (the “Investcorp Director”) and (iii) one member designated by the IWO Board of Directors with the approval of the Corporation, which approval shall not be unreasonably withheld, provided that such member described in clause (iii) shall be an “independent director” (as defined for purposes of listing on Nasdaq) (the “Independent Director”) and shall not be a IWO Common Stockholder (as hereinafter defined) or an affiliate or associate of a IWO Common Stockholder (the directors contemplated in clause (i), (ii) and (iii) above together with any directors nominated or designated by them are collectively referred to as the “IWO Nominated Directors”). For purposes of this Section 3.9, “IWO Common Stockholder” shall mean a stockholder of IWO immediately prior to the Effective Time.

b. At any meeting of the stockholders of the Corporation held after the Effective Time for the purpose of electing directors of the Corporation, Investcorp shall be entitled to nominate by notice at least 60 days prior to the proposed meeting date for election to the Corporation’s Board of Directors, and the Corporation shall cause to be nominated for election and shall use its reasonable best efforts to cause to be elected to its Board, the following number of individuals:

(i) For so long as (A) Investcorp owns 75% or more of the shares of USU Common Stock acquired by it upon consummation of the Merger and (B) the shares of USU Common Stock beneficially owned by Investcorp are equal to or greater than 12% of the issued and outstanding USU Common Stock, Investcorp shall be entitled to nominate for election to the Corporation’s Board of Directors that number of individuals such that the aggregate number of directors on the Corporation’s Board of Directors that are IWO Nominated Directors after giving effect to the election of such nominees shall equal the greater of (x) one director and (y) that number of directors constituting 33% of the total board seats after giving effect to the election of such nominees rounded down to the nearest whole number of board seats.

(ii) For so long as (A) Investcorp owns 40% or more of the shares of USU Common Stock acquired by it upon consummation of the Merger and (B) the shares of USU Common Stock owned by Investcorp are less than 12% but more than 6% of the issued and outstanding USU Common Stock and Investcorp is not entitled to elect directors pursuant to subparagraph (i) above, Investcorp shall be entitled to nominate for election to the Corporation’s Board of Directors that number of individuals such that the aggregate number of directors on the Corporation’s Board of Directors that are IWO Nominated Directors after giving effect to the election of such nominees shall equal two.

(iii) For so long as Investcorp owns 20% or more of the shares of USU Common Stock acquired by it upon consummation of the Merger and Investcorp is not entitled to elect directors pursuant to subparagraph (i) or (ii) above, Investcorp shall be entitled to nominate one person for election to the Corporation’s Board of Directors, unless at the time of such election the Corporation’s Board of Directors includes a IWO Nominated Director and such director is not up for election.

(iv) For purposes of determining the ownership percentages described in clauses (i), (ii) and (iii) above, Investcorp shall be deemed to include the following entities:

Investcorp IWO Limited Partnership	Wireless International Limited
Ballet Limited	Wireless Equity Limited
Denary Limited	Wireless Holdings Limited
Gleam Limited	Wireless Investments Limited
Highlands Limited	IWO Equity Limited
Noble Limited	IWO Investments Limited
Outrigger Limited	Cellular Equity Limited
Quill Limited	Mobile Holdings Limited
Radial Limited	Wireless IIP Limited
Shoreline Limited	Equity IWO Limited
Zinnia Limited	New IWO Equity Limited
Investcorp Investment Equity Limited	New Wireless IIP Limited
Alloway Limited	New Equity IWO Limited
Carrigan Limited
Frankfort Limited
Paugus Limited

c. Subject to the foregoing, as of the Effective Time (i) the class of directors whose term expires at the Corporation’s 2002 annual meeting of stockholders shall include the IWO Director, (ii) the class of directors whose term expires at the Corporation’s 2003 annual meeting of stockholders shall include the Independent Director and (iii) the class of directors whose term expires at the Corporation’s 2004 annual meeting of stockholders shall include the Investcorp Director.

d. In the event that any of the IWO Nominated Directors ceases to serve on the Board of Directors of the Corporation at any time, Investcorp may promptly designate a person to replace the IWO Director and the Corporation shall appoint such designated person to the Corporation’s Board of Directors to fill the unexpired term of the IWO Nominated Director who ceased to serve.

e. In the event that at any time the number of IWO Nominated Directors exceeds the number of persons Investcorp shall be entitled to nominate for the Corporation’s Board of Directors pursuant to the provisions of subsection b. of this Section 3.9, upon the request of the Corporation, one or more IWO Nominated Directors (selected by Investcorp) shall resign within thirty days of such request such that the number of IWO Nominated Directors serving on the Corporation’s Board of Directors after such resignations shall equal the number of IWO Nominated Directors to which Investcorp is then entitled to nominate pursuant to the provisions of subsection b. of this Section 3.9; provided that in any event the last IWO Nominated Director shall not be required to resign and may complete his or her term of office.

f. If the Corporation’s Board of Directors shall create an executive or other committee to which the Corporation’s Board of Directors has delegated it power and authority with respect to business matters generally, the Corporation’s Board of Directors shall appoint at least one IWO Nominated Director to such committee if at such time there are any IWO Nominated Directors serving on the Corporation’s Board of Directors.

g. The Corporation shall deliver to Investcorp International Inc. concurrently with delivery to the Corporation’s Board of Directors all monthly financial or other operating reports which are regularly prepared by management of the Corporation and provided to members of the Corporation’s Board of Directors for so long as Investcorp continues to hold in the aggregate 20% of the shares of USU Common Stock held by it at the Effective Time.”

SECTION 4

Meetings of the Board

4.1 Place of Meetings. The meetings of the Board of Directors may be held at such place within or without the State of Louisiana as a majority of the directors may from time to time appoint.

4.2 Initial Meetings. The first meeting of each newly elected Board shall be held immediately following the annual shareholders’ meeting at which the Board or any class thereof is elected and at the same place as the annual meeting, and no notice of such first meeting shall be necessary for the newly elected directors in order legally to constitute the meeting.

4.3 Regular Meetings; Notice. Regular meetings of the Board may be held at such times as the Board may from time to time determine. Notice of regular meetings of the Board of Directors shall be required, but no special form of notice or time of notice shall be necessary.

4.4 Special Meetings; Notice. Special meetings of the Board may be called by the Board of Directors or the Chairman of the Board or the President on reasonable notice given to each director, either personally or by telephone, mail, telex, telecopy or any other comparable form of facsimile communication. Special meetings shall be called by the Secretary in like manner and on like notice on the written request of a majority of the directors then in office and if the officer fails or refuses, or is unable within 24 hours to call a meeting when requested, then the directors making the request may call the meeting on two days’ written notice given to each director. The notice of a special meeting of directors need not state its purpose or purposes unless the Articles or these By-Laws otherwise require. But if the notice states a purpose or purposes and does not state a further purpose to consider such other business as may properly come before the meeting, the business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice.

4.5 Waiver of Notice. Directors present at any regular or special meeting shall be deemed to have received, or to have waived, due notice thereof, provided that a director who participates in a meeting by telephone (as permitted by Section 4.8 hereof) shall not be deemed to have received or waived due notice if, at the beginning of the meeting, he objects to the transaction of any business because the meeting is not lawfully called.

4.6 Quorum. A majority of the Board shall be necessary to constitute a quorum for the transaction of business, and, except as otherwise provided by law, the Articles or these By-Laws, the acts of a majority of the number of directors constituting the full Board of Directors shall be the acts of the Board. If a quorum is not present at any meeting of the Board of Directors, the directors present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum is present.

4.7 Action by Consent. Any action that may be taken at a meeting of the Board, or any committee thereof, may be taken by a consent in writing signed by all of the directors or by all members of the committee, as the case may be, and filed with the records of proceedings of the Board or committee.

4.8 Meetings by Telephone or Similar Communications. Members of the Board may participate at and be present at any meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment if all persons participating in such meeting can hear and communicate with each other.

SECTION 5

Committees of the Board

5.1 General. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation (and one or more directors may be named as alternate members to replace any absent or disqualified regular members), which, to the extent provided by resolution of the Board or these By-Laws, shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to documents, but no such committee shall have power or authority to (a) amend or recommend an amendment to the Articles; (b) adopt, change, amend or repeal By-Laws; (c) adopt or approve an agreement of merger, consolidation or share exchange; (d) recommend to the shareholders the sale, lease or exchange of all or substantially all of the Corporation’s assets; (e) recommend to the shareholders a dissolution of the Corporation or a revocation of dissolution; (f) remove or indemnify directors; (g) declare a dividend; (h) authorize the issuance or sale of the capital stock of the Corporation; or (i) approve or recommend any other proposal to be voted on by the shareholders, unless in any such case described in clauses (a) through (i): (A) such power is specifically delegated to such committee with respect to a particular proposal and not generally, (B) such delegation is approved by not less than the voting power of the Board of Directors that would be required to approve such proposal, and (C) the number of votes required for such committee to approve such proposal is not less than the number that would have been required for the Board to approve it. Such committee or committees shall have such name or names as may be stated in these By-Laws, or as may be determined from time to time by the Board. Any vacancy occurring in any such committee shall be filled by the Board, but the President may designate another director to serve on the committee pending action by the Board. Each such committee shall hold office during the term of the Board that designated it, unless otherwise ordered by the Board.

5.2 Compensation Committee. The Board shall establish and maintain a Compensation Committee consisting of three or more directors, none of whom shall be an employee of the Corporation or any of its subsidiaries, and each of whom shall meet any further qualifications designated by the Board. The Compensation Committee shall perform such services as may be designated by the Board.

5.3 Audit Committee. The Board shall establish an Audit Committee of at least three members, which committee complies with the requirements applicable to audit committees and their members as set forth in the rules and regulations of the Securities and Exchange Commission and of the National Association of Securities Dealers, Inc., as such rules and regulations may be amended from time to time hereafter. The Audit Committee shall (i) serve as a focal point for communications between the Corporation’s directors, management, independent accountants and internal auditing personnel, as their duties relate to financial accounting, reporting and controls, (ii) assist the Board of Directors in fulfilling it fiduciary responsibilities as to accounting policies and reporting practices of the Corporation and all subsidiaries and the sufficiency of auditing practices with respect thereto, in part, by reviewing the scope of audit coverage, including consideration of the Corporation’s accounting practices and procedures and system of internal accounting controls and reporting to the Board with respect thereto, (iii) operate as the Board’s principal agent in ensuring the independence of the Corporation’s independent accountants, the integrity of management and the adequacy of disclosure to shareholders, and (iv) perform such other services as may be designated by the Board.

SECTION 6

Removal of Board Member

Directors may be removed only as provided in the Articles.

SECTION 7

Notices

7.1 Form of Delivery. Whenever under the provisions of law, the Articles or these By-Laws notice is required to be given to any shareholder or director, it shall not be construed to mean personal notice unless otherwise specifically provided in the Articles or these By-Laws, but such notice may be given by mail, addressed to such shareholder or director at his address as it appears on the records of the Corporation, with postage thereon prepaid, or in such other manner as may be specified in these By-Laws. Notices given by mail shall be deemed to have been given at the time they are deposited in the United States mail, and all other notices shall be deemed to have been given upon receipt.

7.2 Waiver. Whenever any notice is required to be given by law, the Articles or these By-Laws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. In addition, notice shall be deemed to have been given to, or waived by, any shareholder or director who attends a meeting of shareholders or directors in person, or is represented at such meeting by proxy, without protesting at the commencement of the meeting the transaction of any business because the meeting is not lawfully called or convened.

SECTION 8

Officers

8.1 Designations. The officers of the Corporation shall be elected by the directors and shall be the Chairman of the Board, President, Secretary and Treasurer. The Board of Directors may appoint a Chief Executive Officer, one or more Vice Presidents and such other officers as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. More than one office maybe may be held by one person, provided that no person holding more than one office may sign, in more than one capacity, any certificate or other instrument required by law to be signed by two officers.

8.2 Term of Office. The officers of the Corporation shall hold office at the pleasure of the Board of Directors. Except as otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until the first meeting of the Board of Directors after the annual meeting of shareholders next succeeding his or her election and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board, Chairman of the Board, President or Secretary of the Corporation. Such resignation shall take effect at the time specified therein and acceptance of such resignation shall not be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officers, if any, with the Corporation, but the election of an officer shall not in and of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting.

8.3 The Chairman of the Board. The Chairman of the Board shall preside at meetings of the Board of Directors and the shareholders and perform such other duties as may be designated by the Board of Directors or these By-Laws. He shall be an ex-officio member of all committees of the Board of Directors, except that he shall be a full member entitled to all the rights and privileges appertaining thereto with respect to committees on which he is named a full member.

8.4 The President. The President shall, subject to the powers of the Chairman of the Board, shall have general and active management of the business of the Corporation, shall, unless otherwise provided by the Board, be the chief executive and chief operating officer of the Corporation, shall supervise the daily operations of the business of the Corporation and shall ensure that all orders, policies and resolutions of the Board are carried out.

8.5 The Vice Presidents. The Vice-Presidents (if any) shall perform such duties as the President or the Board of Directors shall prescribe.

8.6 The Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose. He shall give, or cause to be given, notice of all meetings of the shareholders and regular and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or President. He shall keep in safe custody the seal of the Corporation, if any, and affix the same to any instrument requiring it.

8.7 The Treasurer. The Treasurer shall have the custody of the corporate funds and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall keep a proper accounting of all receipts and disbursements and shall disburse the funds of the Corporation only for proper corporate purposes or as may be ordered by the Board and shall render to the President and the Board at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition and results of operations of the Corporation.

SECTION 9

Stock

9.1 Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by the Chairman of the Board of Directors, the President or a Vice President and the Secretary or an Assistant Secretary evidencing the number and class (and series, if any) of shares owned by him, containing such information as is required by law and bearing the seal of the Corporation. If any stock certificate is manually signed by a transfer agent or registrar other than the Corporation itself or an employee of the Corporation, the signature of any such officer may be a facsimile. In case of officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be an officer, transfer agent or registrar of the Corporation before such certificate is issued, it may be issued by the Corporation with the same effect as if such person or entity were an officer, transfer agent or registrar of the Corporation on the date of issue. Notwithstanding the foregoing, certificates for the Class A Common Stock of the Corporation, which has been renamed “Common Stock” by an amendment to the Articles effective [March             , 2002], shall continue to represent the renamed Common Stock; provided that any holder of such a certificate who submits it with a request that the Corporation replace it with a certificate for the renamed “Common Stock” shall be entitled to be issued such replacement certificate upon meeting all applicable requirements, including those for any transfer of shares that is involved in such substitution.

9.2 Missing Certificates. The President or any Vice President may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the Corporation’s receipt of an affidavit of that fact from the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the officers of the Corporation shall, unless dispensed with by the President, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to (i) give the Corporation a bond or (ii) enter into a written indemnity agreement, in each case in an amount appropriate to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

9.3 Transfers. Upon compliance with the transfer restrictions contained in the Articles and surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

SECTION 10

Determination of Shareholders

10.1 Record Date. For the purpose of determining shareholders entitled to notice of and to vote at a meeting, or to receive a dividend, or to receive or exercise subscription or other rights, or to participate in a reclassification of stock, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a record date for determination of shareholders for such purpose, such date to be not more than 60 days and, if fixed for the purpose of determining shareholders entitled to notice of and to vote at a meeting, not less than 10 days, prior to the date on which the action requiring the determination of shareholders is to be taken.

10.2 Registered Shareholders. Except as otherwise provided by law, the Corporation and its directors, officers and agents may recognize and treat a person registered on its records as the owner of shares, as the owner in fact thereof for all purposes, and as the person exclusively entitled to have and to exercise all rights and privileges incident to the ownership of such shares, and the Corporation’s rights under this section shall not be affected by any actual or constructive notice which the Corporation, or any of its directors, officers or agents, may have to the contrary.

SECTION 11

Indemnification

11.1 Definitions. As used in this section the following terms shall have the meanings set forth below:

(a) “Board” - the Board of Directors of the Corporation.

(b) “Claim” - any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether made judicially or extra-judicially, or any separate issue or matter therein, as the context requires.

(c) “Determining Body” - (i) those members of the Board who are not named as parties to the Claim for which indemnification is being sought (“Impartial Directors”) if there are at least three Impartial Directors, (ii) a committee of at least three Impartial Directors appointed by the Board (regardless whether the members of the Board of Directors voting on such appointment are Impartial Directors) or (iii) if there are fewer than three Impartial Directors or if the Board of Directors or the committee appointed pursuant to clause (ii) of this paragraph so directs (regardless whether the members thereof are Impartial Directors), independent legal counsel, which may be the regular outside counsel of the Corporation.

(d) “Disbursing Officer” - the President of the Corporation or, if the President is a party to the Claim for which indemnification is being sought, any officer not a party to such Claim who is designated by the President to be the Disbursing Officer with respect to indemnification requests related to the Claim, which designations shall be made promptly after receipt of the initial request for indemnification with respect to such Claim.

(e) “Expenses” - any expenses or costs (including, without limitation, attorney’s fees, judgments, punitive or exemplary damages, fines and amounts paid in settlement).

(f) “Indemnitee” - each person who is or was a director or officer of the Corporation.

11.2 Indemnity.

(a) To the extent such Expenses exceed the amounts reimbursed or paid pursuant to policies of liability insurance maintained by the Corporation, the Corporation shall indemnify each Indemnitee against any Expenses actually and reasonably incurred by him (as they are incurred) in connection with any Claim either against him or as to which he is involved solely as a witness or person required to give evidence, by reason of his position (i) as director or officer of the Corporation, (ii) as a director or officer of any subsidiary of the Corporation or as a fiduciary with respect to any employee benefit plan of the Corporation, or (iii) as a director, officer, partner, employee or agent of another Corporation, partnership, joint venture, trust or other for-profit or not-for-profit entity or enterprise, if such position is or was held at the request of the Corporation, whether relating to service in such position before or after the effective date of this Section, if he (i) is successful in his defense of the Claim on the merits or otherwise or (ii) has been found by the Determining Body (acting in good faith) to have met the Standard of Conduct (defined below); provided that (A) the amount otherwise payable by the Corporation may be reduced by the Determining Body to such amount as it deems proper if it determines that the Claim involved the receipt of a personal benefit by Indemnitee, and (B) no indemnification shall be made in respect of any Claim as to which Indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the Corporation or to have obtained an improper personal benefit, unless, and only to the extent that, a court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the court deems proper.

(b) The Standard of Conduct is met when the conduct by an Indemnitee with respect to which a Claim is asserted was conduct that was in good faith and that he reasonably believed to be in, or not opposed to, the best interest of the Corporation, and, in the case of a criminal action or proceeding, that he had no reasonable cause to believe was unlawful. The termination of any Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet the Standard of Conduct.

(c) Promptly upon becoming aware of the existence of any Claim as to which he may be indemnified hereunder, Indemnitee shall notify the President of the Corporation of the Claim and whether he intends to seek indemnification hereunder. If such notice indicates that Indemnitee does so intend, the President shall promptly advise the Board thereof and notify the Board that the establishment of the Determining Body with respect to the Claim will be a matter presented at the next regularly scheduled meeting of the Board. After the Determining Body has been established the President shall inform the Indemnitee thereof and Indemnitee shall immediately provide the Determining Body with all facts relevant to the Claim known to him. Within 60 days of the receipt of such information, together with such additional information as the Determining Body may request of Indemnitee, the Determining Body shall determine, and shall advise Indemnitee of its determination, whether Indemnitee has met the Standard of Conduct.

(d) During such 60-day period, Indemnitee shall promptly inform the Determining Body upon his becoming aware of any relevant facts not theretofore provided by him to the Determining Body, unless the Determining Body has obtained such facts by other means.

(e) In the case of any Claim not involving a proposed, threatened or pending criminal proceeding,

(i) if Indemnitee has, in the good faith judgment of the Determining Body, met the Standard of Conduct, the Corporation may, in its sole discretion after notice to Indemnitee, assume all responsibility for the defense of the Claim, and, in any event, the Corporation and the Indemnitee each shall keep the other informed as to the progress of the defense, including prompt disclosure of any proposals for settlement; provided that if the Corporation is a party to the Claim and Indemnitee reasonably determines that there is a conflict between the positions of the Corporation and Indemnitee with respect to the Claim, then Indemnitee shall be entitled to conduct his defense, with counsel of his choice; and provided further that Indemnitee shall in any event be entitled at his expense to employ counsel chosen by him to participate in the defense of the Claim; and

(ii) the Corporation shall fairly consider any proposals by Indemnitee for settlement of the Claim. If the Corporation (A) proposes a settlement acceptable to the person asserting the Claim, or (B) believes a settlement proposed by the person asserting the Claim should be accepted, it shall inform Indemnitee of the terms thereof and shall fix a reasonable date by which Indemnitee shall respond. If Indemnitee agrees to such terms, he shall execute such documents as shall be necessary to effect the settlement. If he does not agree he may proceed with the defense of the Claim in any manner he chooses, but if he is not successful on the merits or otherwise, the Corporation’s obligation to indemnify him for any Expenses incurred following his disagreement shall be limited to the lesser of (A) the total Expenses incurred by him following his decision not to agree to such proposed settlement or (B) the amount the Corporation would have paid pursuant to the terms of the proposed settlement. If, however, the proposed settlement would impose upon indemnitee any requirement to act or refrain from acting that would materially interfere with the conduct of his affairs, Indemnitee may refuse such settlement and proceed with the defense of the Claim, if he so desires, at the Corporation’s expense without regard to the limitations imposed by the preceding sentence. In no event, however, shall the Corporation be obligated to indemnify Indemnitee for any amount paid in a settlement that the Corporation has not approved.

(f) In the case of a Claim involving a proposed, threatened or pending criminal proceeding, Indemnitee shall be entitled to conduct the defense of the Claim, and to make all decisions with respect thereto, with counsel of his choice, provide, however, that the Corporation shall not be obligated to indemnify Indemnitee for an amount paid in settlement that the Corporation has not approved.

(g) After notifying the Corporation of the existence of a Claim, Indemnitee may from time to time request the Corporation to pay the Expenses (other than judgments, fines, penalties or amounts paid in settlement) that he incurs in pursuing a defense of the Claim prior to the time that the Determining Body determines whether the Standard of Conduct has been met. If the Disbursing Officer believes the amount requested to be reasonable, he shall pay to Indemnitee the amount requested (regardless of Indemnitee’s apparent ability to repay such amount) upon receipt of an undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation under the circumstances. If the Disbursing Officer does not believe such amount to be reasonable, the Corporation shall pay the amount deemed by him to be reasonable and Indemnitee may apply directly to the Determining Body for the remainder of the amount requested.

(h) After the Determining Body has determined that the Standard of Conduct was met, for so long as and to the extent that the Corporation is required to indemnify Indemnitee under this Agreement, the provisions of Paragraph (g) shall continue to apply with respect to Expenses incurred after such time except that (i) no undertaking shall be required of Indemnitee and (ii) the Disbursing Officer shall pay to Indemnitee such amount of any fines, penalties or judgments against him which have become final as the Corporation is obligated to indemnify him.

(i) Any determination by the Corporation with respect to settlements of a Claim shall be made by the Determining Body.

(j) The Corporation and Indemnitee shall keep confidential, to the extent permitted by law and their fiduciary obligations, all facts and determinations provided or made pursuant to or arising out of the operation of this Section, and the Corporation and Indemnitee shall instruct its or his agents and employees to do likewise.

11.3 Enforcement.

(a) The rights provided by this Section shall be enforceable by Indemnitee in any court of competent jurisdiction.

(b) If Indemnitee seeks a judicial adjudication of his rights under this Section, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against any and all Expenses actually and reasonably incurred by him in connection with such proceeding but only if he prevails therein. If it shall be determined that Indemnitee is entitled to receive part but not all of the relief sought, then the Indemnitee shall be entitled to be reimbursed for all Expenses incurred by him in connection with such judicial adjudication if the amount to which he is determined to be entitled exceeds 50% of the amount of his claim. Otherwise, the Expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

(c) In any judicial proceeding described in this subsection, the Corporation shall bear the burden of proving that Indemnitee is not entitled to any Expenses sought with respect to any Claim.

11.4 Saving Clause.

If any provision of this Section is determined by a court having jurisdiction over the matter to require the Corporation to do or refrain from doing any act that is in violation of applicable law, the court shall be empowered to modify or reform such provision so that, as modified or reformed, such provision provides the maximum indemnification permitted by law, and such provision, as so modified or reformed, and the balance of this Section, shall be applied in accordance with their terms. Without limiting the generality of the foregoing, if any portion of this Section shall be invalidated on any ground, the Corporation shall nevertheless indemnify an Indemnitee to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the full extent permitted by law with respect to that portion that has been invalidated.

11.5 Non-Exclusivity.

(a) The indemnification and advancement of Expenses provided by or granted pursuant to this Section shall not be deemed exclusive of any other rights to which Indemnitee is or may become entitled under any statute, article of incorporation, by-law, authorization of shareholders or directors, agreement, or otherwise.

(b) It is the intent of the Corporation by this Section to indemnify and hold harmless Indemnitee to the fullest extent permitted by law, so that if applicable law would permit the Corporation to provide broader indemnification rights than are currently permitted, the Corporation shall indemnify and hold harmless Indemnitee to the fullest extent permitted by applicable law notwithstanding that the other terms of this Section would provide for lesser indemnification.

11.6 Successors and Assigns. This Section shall be binding upon the Corporation, its successors and assigns, and shall inure to the benefit of the Indemnitee’s heirs, personal representatives, and assigns and to the benefit of the Corporation, its successors and assigns.

11.7 Indemnification of Other Persons. The Corporation may indemnify any person not covered by Sections 11.1 through 11.6 to the extent provided in a resolution of the Board or a separate section of these By-Laws.

SECTION 12

By-Laws

By-Laws of the Corporation may be adopted, changed, amended and repealed only as provided in the Articles.

SECTION 13

Preferred Shareholders

Notwithstanding anything in these By-Laws to the contrary, whenever the holders of any one or more classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation shall have rights specified in the Articles, the provisions of the Articles (as they may be duly amended from time to time fixing the rights and preferences of such Preferred Stock) shall govern to the extent inconsistent with these By-Laws.

SECTION 14

Miscellaneous

14.1 Dividends. Except as otherwise provided by law or the Articles, dividends upon the stock of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, property, or in shares of stock, subject to the limitations specified in the Articles.

14.2 Voting of Shares Owned by Corporation. Unless otherwise directed by the Board, any shares of capital stock issued by a wholly-owned subsidiary of the Corporation may be voted by the President of the Corporation at any shareholders’ meeting of the subsidiary (or in connection with any written consent in lieu thereof).

14.3 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate. Signatures of the authorized signatories may be by facsimile.

14.4 Fiscal Year. The Board of Directors may adopt for and on behalf of the Corporation a fiscal or a calendar year.

14.5 Seal. The Board of Directors may adopt a corporate seal, which shall have inscribed thereon the name of the Corporation. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Failure to affix the seal shall not, however, affect the validity of any instrument.

14.6 Gender. All pronouns and variations thereof used in these By-Laws shall be deemed to refer to the masculine, feminine or neuter gender, singular or plural, as the identity of the person, persons, entity or entities referred to may require.